Exhibit 99.1

TRIQUINT SEMICONDUCTOR APPOINTS STEVE BUHALY

CHIEF FINANCIAL OFFICER

HILLSBORO, OR (USA) - September 17, 2007—TriQuint Semiconductor, Inc. (Nasdaq: TQNT), a leading manufacturer of high-performance RF modules and components to the world’s leading communications companies, today announced that Steven J. Buhaly will assume the role of Chief Financial Officer, Vice President of Finance and Secretary as of September 27, 2007. Stephanie Welty, the current Chief Financial Officer, is leaving the Company to take her career in a new direction but will assist in the transition.

Mr. Buhaly has over 20 years of experience in Finance and Operations. Prior to joining TriQuint, he was Chief Financial Officer at Longview Fibre from 2006 to 2007. From 2000 to 2005 Mr. Buhaly served first as Chief Financial Officer then Chief Operating Officer at Planar Systems. Mr. Buhaly joined Planar in 1999 as Vice President of its Medical Business. Prior to Planar, Mr. Buhaly held positions of increasing responsibility in finance and operations at Tektronix. Mr. Buhaly holds a Bachelor of Science and a Masters of Business Administration from the University of Washington.

Steve Buhaly stated “I am excited to be joining the strong team at TriQuint and will be focused on helping the company achieve growth in revenue and earnings.”

Ralph Quinsey, President and Chief Executive Officer of TriQuint, said, “I am very pleased Steve has joined our management team. Steve’s strong operational expertise and solid financial knowledge are valuable assets for our fast growing business. I look forward to working closely with Steve as we continue to build on our success.” He also stated, “Stephanie has been dedicated to TriQuint’s success for 13 years and has been a key contributor to our improved financial performance. I appreciate her many contributions and wish her continued success.”

Ms Welty added, “TriQuint has provided me with outstanding opportunities including the CFO role. It has been a privilege to have been a part of TriQuint’s growth.” Ms. Welty joined the company in 1994 as an accounting manager and was promoted to Director of IT in 1996. She was named Vice President of Finance in 1999 and CFO in 2005. Ms Welty holds a bachelor’s degree from the University of Washington and is a CPA.

Register for TriQuint company updates at: www.triquint.com/rf.

FACTS ABOUT TRIQUINT

TriQuint Semiconductor supplies high-performance RF modules and components to the world’s leading communications companies. Specifically, it ships components for four out of the top five cellular handset manufacturers, and is a leading gallium arsenide (GaAs) supplier to major defense and space contractors. Its diverse high-growth markets include wireless handsets, base stations, broadband communications, military and commercial foundry. TriQuint, as named by Strategy Analytics in August 2007, is the #3 worldwide leader in GaAs devices and the world’s largest commercial GaAs foundry. We “Connect the digital world to the global network”™. TriQuint creates standard and custom products using advanced processes that include GaAs, surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies, and also has extensive developments in gallium nitride (GaN). TriQuint has manufacturing facilities in Oregon, Texas, and Florida, a production plant in Costa Rica, and design centers in North America and Germany. These manufacturing and production facilities are certified to the ISO9001 international quality standard. TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124 (USA) and can be reached at +1 503 615 9000 (Fax: +1 503 615 8900). Visit TriQuint at www.triquint.com. TriQuint’s web site and investor updates are not incorporated by reference herein and shall not be deemed to be part of this release.

Stephanie Welty VP of Finance & Administration, CFO TriQuint Semiconductor, Inc. Tel: +1 (503) 615-9224 Fax: +1 (503) 615-8904 E-mail: swelty@tqs.com	Heidi A. Flannery Investor Relations Counsel Fi. Comm Tel: +1 (541) 322-0230 Fax: +1 (541) 322-0231 E-mail: heidi.flannery@ficomm.com	Media Contact: Brandi Frye Director, Marketing Comms TriQuint Semiconductor, Inc Tel: +1 (503) 615-9488 Mobile: +1 (503) 780-2318 E-mail: bfrye@tqs.com